Exhibit 10.2

January 11, 2022

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Agreement and Plan of Merger, dated August 9, 2021 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Merida Merger Corp. I, a Delaware corporation (“Parent”), Merida Merger Sub, Inc., a Washington corporation, Merida Merger Sub II, LLC, a Washington limited liability company, and Leafly Holdings, Inc., a Washington corporation (the “Company”) and (b) those certain agreements (the “Share Transfer, Non-Redemption and Forward Purchase Agreements”) entered into by and among Parent, Merida Holdings, LLC, a Delaware limited liability company (the “Sponsor”), and certain holders (the “Public Stockholders”) of shares of Parent Common Stock. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to such Share Transfer, Non-Redemption and Forward Purchase Agreements, Parent has agreed to pay certain fees as provided for in such Share Transfer, Non-Redemption and Forward Purchase Agreements and the Sponsor has agreed to transfer certain shares of Parent Common Stock to the Public Stockholders. Attached hereto as Exhibit A is a schedule setting forth all of the fees to be paid and shares of Parent Common Stock to be transferred pursuant to such agreements.

In addition to the shares of Parent Common Stock to be transferred by the Sponsor pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements, the Sponsor hereby agrees that it shall (a) at the Closing, deliver and surrender for cancellation to Parent an aggregate of 13,000 shares of Parent Common Stock held by the Sponsor at no cost and (b) on the date that is three months following the Closing Date, deliver and surrender for cancellation to Parent up to an aggregate of 26,000 shares of Parent Common Stock at no cost, with the exact number of Parent Shares to be delivered and surrendered for cancellation to be determined based on the final amount of the cash fees to be paid by Parent pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements at such date (i.e., one share contributed for each $10.00 of cash paid pursuant to such agreements, up to a maximum of 26,000 shares). Notwithstanding anything in this letter agreement or the Merger Agreement to the contrary, all shares of Parent Common Stock held by the Sponsor and set forth on Exhibit A shall be included in the portion of the Net Sponsor Promote Shares contemplated by Section 4.04(a)(i) of the Merger Agreement.

This letter agreement has been duly and validly authorized, executed and delivered by each party hereto, and this letter agreement constitutes a valid and binding agreement of such party enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

This letter agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, Sponsor and the Company.

Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This letter agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this letter agreement shall be null and void, ab initio.

No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

This letter agreement, and all claims or causes of action based upon, arising out of, or related to this letter agreement or any of the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. This letter agreement shall terminate upon termination of the Merger Agreement.

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In Witness Whereof, the parties have executed this letter agreement as of the date first written above.

Company:

Leafly Holdings, Inc.

By:	/s/ Yoko Miyashita
Name:	Yoko Miyashita
Title:	Chief Executive Officer

Parent:

Merida Merger Corp. I

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	President

Sponsor:

Merida Holdings, LLC

By:	/s/ Peter Lee
Name:	Peter Lee
Title:	President